Exhibit 99.1

INSPIRED REPORTS SECOND QUARTER 2022 RESULTS

●	Revenue increased 72% to $71.3 million from $41.5 million in prior year
●	Virtual Sports Revenue increased 71% year-over-year to a record quarterly level - $14.0 million
●	Net Income increased to $7.5 million, or $0.26 per diluted share, from a Net Loss of $43.8 million in prior year
●	Adjusted EBITDA[1] increased 227% to $26.1 million from $8.0 million in prior year
●	Secured long-term strategic partnership with William Hill for UK gaming estate
●	Since announcing its share repurchase program, Inspired has repurchased 734,349 shares of common stock for $7.1 million (average price of $9.73 per share) as of August 9, 2022

New York, August 9, 2022 - Inspired Entertainment, Inc. (“Inspired” or the “Company”) (NASDAQ: INSE), a leading B2B provider of gaming content, technology, hardware and services, today reported unaudited financial results for the three-month period ended June 30, 2022.

●	Total Revenue increased 72% year-over-year for the three months ended June 30, 2022 on a reported basis[2] and 91% in functional currency. The results reflect a continuation of the trends seen in the last quarter, including growth in the Company’s aggregate online business, which includes the Virtual Sports and Interactive segments, and ongoing strength in the Gaming and Leisure segments.
●	Virtual Sports Revenue increased 71% year-over-year to a record $14.0 million on a reported basis (90% in functional currency), with Online Virtual Sports Revenue increasing 99% year-over-year in functional currency. Subsequent to the end of the quarter, DC Lottery became the second North American lottery to launch Inspired’s Virtual Sports, both in retail and online.
●	Interactive Revenue was flat year-over-year on a reported basis (increased 12% in functional currency), with growth in business volumes primarily driven by North America and Greece. Results in the UK were impacted by many of our UK operator customers enhancing protections for players in advance of the proposed UK Gambling Act review. During the quarter, we went live with seven operators in Ontario and Rush Street in Pennsylvania with several additional customer launches in these new jurisdictions expected throughout the remainder of 2022. Early indications from these new markets (Adjusted EBITDA grew 15% in June versus prior year in functional currency) suggest future growth opportunities driven by geographic expansion of iGaming into new North American markets as well as enhancements to our technology, content and product offerings.
●	Gaming Revenue increased 57% on a reported basis (75% in functional currency) and Leisure Revenue increased 130% year-over-year on a reported basis (157% in functional currency), as recurring revenues returned to pre-COVID-19 performance levels and Leisure benefited from a strong local holiday business. Strength in the Gaming and Leisure businesses continues as major UK contracts/extensions were signed with William Hill, Greene King and Mitchells & Butlers.
●	Net Income improved to $7.5 million, or $0.28 per basic share and $0.26 per diluted share, from a net loss of $43.8 million, or $(1.94) per basic and diluted share, in the prior-year period.
●	Adjusted EBITDA increased 227% year-over-year on a reported basis (262% in functional currency). Adjusted EBITDA Margin[1] improved to 37% in second quarter 2022 compared to 19% in second quarter 2021.

1 “Adjusted EBITDA” and “Adjusted EBITDA Margin” are non-GAAP financial measures defined below under “Non-GAAP Financial Measures” and reconciled to the most directly comparable GAAP measures in the accompanying supplemental table. Adjusted EBITDA Margin is calculated as a percent of Revenue.

2 Reported income statement results assume GBP:USD exchange rate was GBP 1.26: USD 1.00 for the three months ended June 30, 2022 and GBP 1.40: USD 1.00 for the three months ended June 30, 2021.

“This quarter’s underlying performance is a testament to the resiliency of our diversified business model as well as what we perceive to be the continued strength in consumer spending across our segments – notwithstanding ongoing macro trends,” said Lorne Weil, Executive Chairman of Inspired. “Virtual Sports was, once again, the standout in the quarter, producing its fourth record-setting Revenue and Adjusted EBITDA quarter in a row, with online Virtual Sports doubling year-over-year versus strong comparatives, speaking to our strong product development and increased market penetration. Interactive revenue increased year-over-year on a functional currency basis as we increased our footprint through numerous integrations. In our land-based business, we’re delighted to see that customer gross win per unit in betting shops and holiday parks was ahead of pre-COVID levels as consumers continue to frequent betting shops and pubs and are staying local for holidays.”

Weil continued, “We are very excited about the current trends in our business and what’s to come, including our recent Interactive launches in Ontario and particularly in Pennsylvania, where we are witnessing strong results with only one customer live and we have several additional customer launches to follow in the year, and the launch of Virtual Sports with the DC Lottery, our second North American lottery. We have also successfully negotiated a long-term strategic partnership/extension with William Hill on the Gaming front and signed key contract extensions with customers in the UK pub industry, including Greene King and Mitchells & Butlers. In addition, we have an exciting pipeline of new products and further enhancements to our existing Virtuals products. We are making Virtuals history with the first ever women-led virtual soccer product and we have signed baseball legend Mickey Mantle, in addition to our previously announced signing of Babe Ruth, for our Home Run ShootOut™ game, which is expected to launch in early 2023.”

“The long-term fundamentals and health of the business are the strongest they have been in my tenure. The growth dynamics of our markets remain compelling as a wider audience engages with online betting and gaming and new jurisdictions open up, creating further opportunities. With the return of our retail customer base, we remain confident that our diversification and proven ability to grow our business will enable us to deliver further progress against our strategy,” Weil concluded.

Summary of Second Quarter 2022 Segment Financial Results (unaudited)

	Three Months Ended June 30,		Reported Variance	Currency Movement 2022[2]	Functional Currency Variance[2]
(In $ millions)	2022	2021	%	$	%
Total Revenue
Gaming	$25.5	$16.2	57%	$(2.9)	75%
Virtual Sports	14.0	8.2	71%	(1.5)	90%
Interactive	5.8	5.8	—	(0.7)	12%
Leisure	26.0	11.3	130%	(3.0)	157%

Total Company Revenue	$71.3	$41.5	72%	$(8.1)	91%
Net operating income (loss)	13.4	(9.7)	NM3	(1.6)	NM3
Net income (loss)	7.5	(43.8)	NM3	(0.9)	NM3
Net income (loss) per basic share	$0.28	$(1.94)	NM3	NM3	NM3
Net income (loss) per diluted share	$0.26	$(1.94)	NM3	NM3	NM3

Non-GAAP Financial Measures
Adjusted EBITDA[1]
Gaming	$9.5	$3.5	168%	$(1.1)	195%
Virtual Sports	12.0	6.4	88%	(1.3)	109%
Interactive	3.1	3.6	(12%)	(0.3)	—
Leisure	7.7	(0.2)	NM3	(0.9)	NM3
Corporate	(6.2)	(5.3)	(17%)	0.7	(32%)

Total Company Adjusted EBITDA[1]	$26.1	$8.0	227%	$(2.9)	262%
Adjusted EBITDA Margin[1]	37%	19%

1 Reconciliation to US GAAP shown below

2 Currency movement calculated by translating 2022 and 2021 performances at 2021 exchange rates

3 Percentage change is not meaningful

Stewart Baker, Executive Vice President and Chief Financial Officer, stated, “We are particularly pleased with our second quarter results, given the prevailing perception of headwinds from the macro-economic environment as well as the impact from foreign exchange rates. Given our ongoing strong performance in the face of these headwinds, the long-term outlook of the Company and the strength of our balance sheet, we have utilized our board-approved share buyback program to repurchase nearly 750,000 shares of Inspired common stock, as of August 9th, at an average price of $9.73 per share (before trading expenses). Moving forward, we see continued pressure from FX rates, however our underlying business has maintained the same trend. We will continue to be disciplined in our approach to capital deployment, while also focused on executing on our strategic plan to deliver profitable growth, increase cash flows and maximize shareholder value.”

Recent Highlights (as of August 9, 2022)

Corporate

●	Share Repurchase Program – Inspired purchased 485,848 shares of its common stock for $5.1 million in the second quarter and 248,501 shares for $2.0 million in third quarter 2022 (through August 9, 2022). The timing and amount of future repurchases will be subject to the discretion of Inspired based on market conditions and other opportunities that Inspired may have for the use or investment of its cash balances.
●	Moody’s Upgrade – Subsequent to the end of the quarter, Moody’s Investors Services upgraded Inspired’s corporate rating to B2 with a positive outlook from a previous rating of B3 with a stable outlook.

Interactive

●	New Jurisdictions – In second quarter 2022, Inspired went live with seven operators in Ontario and Rush Street in Pennsylvania. Inspired expects to launch with additional customers in Pennsylvania throughout the remainder of 2022.
●	New Customers – During the quarter, Interactive content was launched with fifteen operator brands, including six new customers, one of which was the Netherlands Lottery. Subsequent to the end of the quarter, Interactive content was launched with FanDuel in Ontario.
●	New Content – Twelve new games were launched during second quarter 2022 across the estate, including Big Wheel Bonus™ and Catch of the Day™, as well as a number of operator and brand specific titles. This was an increase from eight games launched in first quarter 2022.
●	iLottery – Loto Quebec launched Inspired’s first iLottery title, Pharaon Reaction™, in June 2022. The game was among the Top 5 Loto Quebec iLottery games in the second quarter 2022.

Virtual Sports

●	North American Deployments – In the second quarter, we launched a new and improved Race2Riches®, a tailored lottery variant of Inspired’s V-Play Horses 2.0™ product, with DC Lottery in approximately 120 retailers throughout DC and on DC Lottery’s website and mobile app, via Intralot’s multi-streaming platform as part of its current contract with the DC Lottery.
●	Retail and Online Virtual Sports Agreements – During second quarter 2022, we extended our contract with Goldbet covering the provision of Virtual Sports into both their retail and online channels in Italy. We also signed long-term extensions to our contracts with BetFred, covering the provision of Virtual Sports into retail betting shops in the UK, as well as Bet Victor and Niké (Slovakia) and additional territories were added to our contract with Kaizen Gaming Betano.
●	New Products – Inspired is making Virtual Sports history with the first-ever, female-led virtual soccer product, V-Play Women’s Soccer, which was launched ahead of England winning the 2022 European Women’s Football Championship. Women’s Virtual Soccer is exclusively available from Inspired as the first and sole supplier of a women’s virtual sports event. Inspired also continues to add more history-making players to its Home Run Shootout™ Virtual Sports experience, signing Mickey Mantle in the second quarter, in addition to the previously announced Babe Ruth.

Gaming

●	Long-term Strategic Partnership with William Hill – Inspired has successfully negotiated a 12-month extension with William Hill in line with its existing managed services agreement. In conjunction with this extension, Inspired has signed a five-year exclusive contract, to commence following the extension period and subject to a successful trial of the Vantage® cabinet, to supply hardware, content and operational services to William Hill’s retail gaming platform.
●	52 Valor® Sales in Illinois – The sale of 52 units in Illinois brings total Valor terminal sales in Illinois since launch to 816. The Company has commitments for a higher number of units in Illinois in third quarter 2022 than reported in second quarter 2022.
●	New Content in UK LBO Estate – Inspired rolled out new content across the UK LBO estate in second quarter 2022, which has resulted in sequential growth in our customers’ gross win per unit per day from first quarter 2022 to second quarter 2022.

Leisure

●	New Pubs Contracts – We successfully renewed our contract with Greene King for a further three years and increased our share of the estate. Greene King is the country’s leading pub retailer and brewer, running over 2,700 pubs, restaurants and hotels across England, Wales and Scotland. This new contract will utilize Inspired’s innovative server-based solution for the pub sector and incorporate the new Vantage® cabinet, which is launching in early 2023. This intelligent operating system and digital cabinet provides added functionality and remote access capabilities not previously available to pub operators. We also signed a three-year extension with Mitchells & Butlers, one of the largest operators of restaurants, pubs and bars in the UK.
●	Holiday Parks – During second quarter 2022, we added five new parks to our holiday parks portfolio and benefited from some parks opening early for the Easter and summer half-term holidays.
●	New Pubs Content – Space Invaders®, Cops ‘N’ Robbers Bank Buster™ and Scorpion King™ were deployed across the pub estate during second quarter 2022, demonstrating the commitment to leverage Inspired’s leading game portfolio for the pub sector.

Overview of Second Quarter 2022 Results Versus Second Quarter 2021 on a Reported Basis

Total Revenue increased 72% year-over-year to $71.3 million in the three months ended June 30, 2022, compared to $41.5 million in the prior-year period, reflecting strength in the Gaming and Leisure segments following customers’ retail venues reopening after COVID-19 lockdowns and continued growth in the online business.

Gaming Service Revenue increased $6.8 million year-over-year due to Inspired’s retail recurring revenues exceeding pre-COVID-19 performance levels in second quarter 2022 and the addition of the Company’s newly acquired lottery systems contract in the Dominican Republic ($1.3 million). The strong results are driven by the removal of final COVID-19 restrictions across our geographies in May 2022 and the introduction of new content, which has resulted in growth. Gaming Product Revenue increased by $2.5 million driven by higher sales in the UK from the sale of Flex™ and Sabre Hydra™. Gaming Segment Operating Income increased to $4.8 million from a loss of $2.7 million in the prior-year period due to the increased revenue and decreased depreciation and amortization from software being fully amortized, partly offset by increased costs as all staff returned from furlough. Gaming Adjusted EBITDA increased to $9.5 million from $3.5 million in second quarter 2021.

Virtual Sports Revenue increased to a record $14.0 million from $8.2 million in the prior-year period, primarily due to Online Virtuals revenue doubling year-over-year, driven by growth from existing customers, and an increase in Retail Virtuals of $1.0 million, due to retail venues being open for the whole of the period compared to the prior-year period. Virtual Sports Segment Operating Income was $11.1 million, which compares favorably to $4.2 million in second quarter 2021 primarily due to the increase in revenue. Virtual Sports Adjusted EBITDA increased to $12.0 million from $6.4 million in second quarter 2021.

Interactive Revenue of $5.8 million was flat year-over-year and grew 12% in functional currency, driven by growth in North America and Greece. Results in the UK grew year-over-year but were impacted by many of our UK operator customers enhancing protections for players in advance of the proposed UK Gambling Act review. During the quarter, we went live with seven operators in Ontario and Rush Street in Pennsylvania with several additional customer launches expected throughout the remainder of 2022. Interactive Segment Operating Income was $2.2 million, a 13% decrease year-over-year primarily due to the increase in cost of sales and third-party platform provider costs as well as an increase in SG&A expenses driven by the investment in the segment to help drive revenues and staff returning from furlough. Interactive Adjusted EBITDA was $3.1 million, a 12% year-over-year decrease on a reported basis but flat in functional currency, from a record $3.6 million in the prior-year period.

Leisure Revenue increased to $26.0 million from $11.3 million in the prior-year period when our customers’ retail venues were closed for part of the quarter and then ramping back up. Revenue from pubs, holiday parks and motorway services was higher as a result of increased travel within the UK, which we believe resulted in (i) a significant number of holiday park locations opening early for the Easter and summer half-term holiday and (ii) increasing volume of road transport, which lead to a strong second quarter for our MSA segments. Revenue generated in second quarter 2022 from holiday park customers was $11.3 million, MSA customers was $3.8 million and pub customers was $8.5 million. Digitization of the pub estate has continued with further digital machines placed in the quarter taking digital penetration to 81%. Leisure Segment Operating Income improved to $4.1 million, from a loss of $4.4 million, due to the increased revenue as venues reopened and restrictions were removed. Leisure Adjusted EBITDA improved to $7.7 million from a loss of $0.2 million in second quarter 2021.

Total Company Selling, General and Administrative expenses increased to $29.3 million from $25.1 million in the prior-year period. This $4.2 million increase was driven by all staff returning from furlough and return to full pay for the whole period ($6.4 million) and favorable currency movements ($3.5 million), partly offset by a $1.2 million cost in the prior period from the provision of additional taxes due, relating to historic periods, which is excluded from Adjusted EBITDA.

Net Income during the quarter increased to $7.5 million, compared to a net loss of $43.8 million in the prior-year period, primarily due to the increase in net operating income ($23.1 million), driven by higher revenue and a decrease in depreciation ($2.1 million), the change in fair value of warrant liability in the prior-year period ($10.5 million) and a decrease in net interest expense ($16.1 million), driven by the refinancing and write off of debt fees in the prior-year period.

Foreign Currency Exchange Rates impacted our results in the quarter. Foreign currency exchange negatively impacted Total Revenue by $8.1 million ($2.9 million in Gaming, $1.5 million in Virtual Sports, $0.7 million in Interactive and $3.0 million in Leisure). Net Operating Income was negatively impacted by $1.6 million ($0.5 million in Gaming, $1.2 million in Virtual Sports, $0.4 million in Interactive and $0.5 million in Leisure, offset by $1.0 million in Corporate). Adjusted EBITDA was negatively impacted by $2.9 million ($1.1 million in Gaming, $1.3 million in Virtual Sports, $0.3 million in Interactive and $0.9 million in Leisure, offset by $0.7 million in Corporate).

Total Company Net Cash Provided by Operating Activities Less Capital Expenditures during the quarter was an outflow of $0.3 million due to a six-monthly interest payment of $11.5 million and $5.1 million of share repurchases in the second quarter. This was an improvement from an outflow of $18.2 million in the prior-year period driven by events surrounding COVID-19-related closures and interest expense timing associated with refinancing.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no specific rules or regulations for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

We define our non-GAAP financial measures as follows:

EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional exclusions and adjustments. Such additional excluded amounts include stock-based compensation U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs, (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business. This does not include any adjustments related to COVID-19.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Functional Currency at Constant rate. Currency impacts shown have been calculated as the current-period average GBP:USD rate less the equivalent average rate in the prior period, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as functional currency at constant rate, is calculated as the difference in our functional currency, multiplied by the prior-period average GBP:USD rate, as a proxy for functional currency at constant rate movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a functional currency at constant rate basis.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss, to Adjusted EBITDA are shown below.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 9:30 a.m. ET /2:30 p.m. UK on Wednesday, August 10, 2022 to discuss the Company’s financial results and general business trends.

Telephone: The dial-in number to access the call live is 1-888-550-5864 (US) or 1-646-960-0275 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay: A replay of the webcast will be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, social and leisure operators across retail and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for approximately 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 32,000 retail venues and various online websites; interactive games for 170+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 16,000 terminals. Additional information can be found at www.inseinc.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to bring certain of our products to customers in the various markets in which we operate and execute on our strategic plan, statements regarding expectations with respect to potential new customers and statements regarding our anticipated financial performance. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date. You are advised to review carefully the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended December 31, 2021, and subsequent quarterly reports on Form 10-Q, which are available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov. Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

For Investors

IR@inseinc.com

+1 646 565-6938

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in millions, except share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Service	$64.8	$37.5	$121.8	$54.6
Product sales	6.5	4.0	10.1	9.7
Total revenue	71.3	41.5	131.9	64.3

Cost of sales, excluding depreciation and amortization:
Cost of service	(11.7)	(8.0)	(23.5)	(10.1)
Cost of product sales	(4.4)	(2.7)	(6.5)	(5.9)
Selling, general and administrative expenses	(31.9)	(28.5)	(61.5)	(43.7)
Acquisition and integration related transaction expenses	(0.1)	(0.1)	(0.2)	(1.5)
Depreciation and amortization	(9.8)	(11.9)	(19.9)	(25.0)
Net operating income (loss)	13.4	(9.7)	20.3	(21.9)

Other expense
Interest expense, net	(6.0)	(22.1)	(12.5)	(30.7)
Change in fair value of warrant liability	—	(10.5)	—	(13.5)
Gain on disposal of business	—	—	0.9	—
Other finance income (expense)	0.3	(1.2)	0.6	5.2

Total other expense, net	(5.7)	(33.8)	(11.0)	(39.0)

Net income (loss) before income taxes	7.7	(43.5)	9.3	(60.9)
Income tax (expense) benefit	(0.2)	(0.3)	(0.3)	0.4
Net income (loss)	7.5	(43.8)	9.0	(60.5)

Other comprehensive income:
Foreign currency translation gain (loss)	5.8	0.1	8.2	(1.0)
Change in fair value of hedging instrument	—	(0.3)	—	0.3
Reclassification of loss on hedging instrument to comprehensive income	0.2	0.5	0.4	1.0
Actuarial gains on pension plan	2.6	0.9	3.3	5.5
Other comprehensive income	8.6	1.2	11.9	5.8

Comprehensive income (loss)	$16.1	$(42.6)	$20.9	$(54.7)

Net income (loss) per common share – basic	$0.28	$(1.94)	$0.34	$(2.68)
Net income (loss) per common share - diluted	$0.26	$(1.94)	$0.31	$(2.68)

Weighted average number of shares outstanding during the period – basic	26,826,014	22,594,207	26,838,339	22,589,461
Weighted average number of shares outstanding during the period – diluted	29,262,690	22,594,207	29,375,570	22,589,461

Supplemental disclosure of stock-based compensation expense
Stock-based compensation included in:
Selling, general and administrative expenses	$(2.6)	$(3.4)	$(5.4)	$(4.8)

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Cash	$31.8	$47.8
Accounts receivable, net	28.6	31.7
Inventory, net	25.4	16.9
Prepaid expenses and other current assets	25.6	29.7
Corporate tax and other current taxes receivable	0.8	0.3
Total current assets	112.2	126.4

Property and equipment, net	45.2	50.9
Software development costs, net	34.5	35.6
Other acquired intangible assets subject to amortization, net	15.5	18.9
Goodwill	74.5	82.7
Operating lease right of use asset	8.0	10.1
Other assets	10.4	7.1
Total assets	$300.3	$331.7

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$18.8	$20.8
Accrued expenses	25.8	32.6
Corporate tax and other current taxes payable	5.8	12.3
Deferred revenue, current	6.6	7.7
Operating lease liabilities	2.6	3.3
Other current liabilities	2.8	3.9
Current portion of finance lease liabilities	1.0	0.9
Total current liabilities	63.4	81.5

Long-term debt	279.2	309.0
Finance lease liabilities, net of current portion	1.5	1.9
Deferred revenue, net of current portion	4.9	6.8
Operating lease liabilities	6.1	7.4
Other long-term liabilities	2.3	3.1
Total liabilities	357.4	409.7

Commitments and contingencies

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	—	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 26,448,573 shares and 26,433,562 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	—	—
Additional paid in capital	377.4	372.3
Accumulated other comprehensive income	55.7	43.8
Accumulated deficit	(490.2)	(494.1)
Total stockholders’ deficit	(57.1)	(78.0)
Total liabilities and stockholders’ deficit	$300.3	$331.7

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions) (Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$9.0	$(60.5)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	19.9	25.0
Amortization of right of use asset	1.4	1.2
Stock-based compensation expense	5.4	4.8
Change in fair value of warrant liability	—	13.5
Unrealized transactional currency gain/loss on senior bank debt	—	(4.6)
Reclassification of loss on hedging instrument to comprehensive income	0.4	1.0
Non-cash interest expense relating to senior debt	0.8	16.3
Changes in assets and liabilities:
Accounts receivable	(0.1)	5.5
Inventory	(10.4)	3.5
Prepaid expenses and other assets	2.3	(4.1)
Corporate tax and other current taxes payable	(6.5)	(6.7)
Accounts payable	0.7	3.9
Deferred revenues and customer prepayment	(2.2)	(5.7)
Accrued expenses	(2.2)	(4.0)
Operating lease liabilities	(1.2)	(1.2)
Other long-term liabilities	(1.4)	(0.7)
Net cash provided by (used in) operating activities	15.9	(12.8)

Cash flows from investing activities:
Purchases of property and equipment	(11.5)	(5.4)
Acquisition of subsidiary company assets	(0.6)	—
Purchases of capital software	(9.9)	(6.8)
Net cash used in investing activities	(22.0)	(12.2)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	333.1
Repurchase of common stock	(5.1)	—
Repayments of long-term debt	—	(320.7)
Cash paid in connection with terminated interest rate swaps	—	(2.1)
Debt fees incurred	—	(9.1)
Repayments of finance leases	(0.3)	(0.2)
Net cash provided by financing activities	(5.4)	1.0

Effect of exchange rate changes on cash	(4.5)	1.4
Net decrease in cash	(16.0)	(22.6)
Cash, beginning of period	47.8	47.1
Cash, end of period	$31.8	$24.5

Supplemental cash flow disclosures
Cash paid during the period for interest	$11.7	$17.5
Cash paid during the period for income taxes	$0.1	$0.1
Cash paid during the period for operating leases	$1.9	$1.7

Supplemental disclosure of non-cash investing and financing activities
Additional paid in capital from settlement of RSUs	$(0.2)	$—
Property and equipment acquired through finance lease	$—	$1.3
Property and equipment transferred to inventory	$0.8	$—

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	For the Three-Month Period ended		For the Six-Month Period ended
	Unaudited	Unaudited	Unaudited	Unauditedd
	June 30,	June 30,	June 30,	June 30,
(In millions)	2022	2021	2022	2021
Net income (loss)	$7.5	$(43.8)	$9.0	$(60.5)
Items Relating to Discontinued Activities:
Pension charges	0.3	0.2	0.4	0.4

Items outside the normal course of business:
Acquisition and integration related transaction expenses	0.1	0.1	0.2	1.5
Refinancing of Company Debt	—	0.8	—	0.8
Italian tax related costs relating to prior year	—	1.4	—	1.4
	—	—	—	—
Stock-based compensation expense	2.6	3.4	5.4	4.8

Depreciation and amortization	9.8	11.9	19.9	25.0
Interest expense, net	6.0	22.1	12.5	30.7
Change in fair value of warrant liability Interest	—	10.5	—	13.5
Gain on disposal of business	—	—	(0.9	—
Other finance expenses (income)	(0.3)	1.2	(0.6	(5.2)
Income tax	0.2	0.3	0.3	(0.4)
Adjusted EBITDA	$26.1	$8.0	$46.2	$11.9

Adjusted EBITDA	£20.7	£5.7	£35.7	£8.5

Exchange Rate - $ to £	1.26	1.40	1.29	1.40

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

(Unaudited)

Three Months Ended June 30, 2022

(In millions)	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
Net gain (loss)	$4.8	$11.1	$2.2	$4.1	$(14.7)	$7.5
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.3	0.3

Items outside the normal course of business:
Acquisition and integration related transaction expenses	0.1	—	—	—	—	0.1

Stock-based compensation expense	0.3	0.2	0.2	0.1	1.8	2.6
Depreciation and amortization	4.3	0.7	0.7	3.5	0.6	9.8
Interest expense, net	—	—	—	—	6.0	6.0
Other finance expenses (income)	—	—	—	—	(0.3)	(0.3)
Income tax	—	—	—	—	0.2	0.2
Adjusted EBITDA	$9.5	$12.0	$3.1	$7.7	$(6.2)	$26.1

Adjusted EBITDA	£7.5	£9.5	£2.5	£6.2	£(5.0)	£20.7

Exchange rate - $ to £						1.26

Three Months Ended June 30, 2021

(In millions)	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
Net gain (loss)	$(2.7)	$4.2	$2.6	$(4.4)	$(43.5)	$(43.8)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.2	0.2

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	—	—	—	0.1	0.1
Refinancing of Company Debt	—	—	—	—	0.8	0.8
Italian tax related costs relating to prior years	—	1.4	—	—	—	1.4

Stock-based compensation expense	0.4	0.1	0.1	0.1	2.7	3.4

Depreciation and amortization	5.8	0.7	0.9	4.1	0.4	11.9
Interest expense, net	—	—	—	—	22.1	22.1
Change in fair value of warrant liability	—	—	—	—	10.5	10.5
Other finance expenses (income)	—	—	—	—	1.2	1.2
Income tax	—	—	—	—	0.3	0.3
Adjusted EBITDA	$3.5	$6.4	$3.6	$(0.2)	$(5.3)	$8.0

Adjusted EBITDA	£2.5	£4.5	£2.5	£(0.1)	£(3.8)	£5.7

Exchange rate - $ to £						1.40

Six Months Ended June 30, 2022

(In millions)	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
Net income (loss)	$11.5	$19.8	$4.3	$2.7	$(29.3)	$9.0
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.4	0.4

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	—	—	—	0.2	0.2

Stock-based compensation expense	0.6	0.3	0.3	0.3	3.9	5.4

Depreciation and amortization	8.9	1.3	1.4	7.2	1.1	19.9
Interest expense, net	—	—	—	—	12.5	12.5
Profit on disposal of trade & assets	(0.9)	—	—	—	—	(0.9)
Other finance expenses (income)	—	—	—	—	(0.6)	(0.6)
Income tax	—	—	—	—	0.3	0.3
Adjusted EBITDA	$20.1	$21.4	$6.0	$10.2	$(11.5)	$46.2

Adjusted EBITDA	£15.6	£16.6	£4.6	£8.0	£(9.0)	£35.7

Exchange rate - $ to £						1.29

Six Months Ended June 30, 2021

(In millions)	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
Net income (loss)	$(6.3)	$7.9	$5.2	$(12.1)	$(55.2)	$(60.5)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.4	0.4

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	—	—	—	1.5	1.5
Refinance of Company Debt	—	—	—	—	0.8	0.8
Italian tax related costs relating to prior years	—	1.4	—	—	—	1.4

Stock-based compensation expense	0.6	0.2	0.2	0.2	3.6	4.8

Depreciation and amortization	12.4	1.8	1.6	8.3	0.9	25.0
Interest expense, net	—	—	—	—	30.7	30.7
Changes in fair value of warrant liability	—	—	—	—	13.5	13.5
Other finance expenses (income)	—	—	—	—	(5.2)	(5.2)
Income tax	—	—	—	—	(0.4)	(0.4)

Adjusted EBITDA	$6.7	$11.3	$7.0	$(3.6)	$(9.5)	$11.9

Adjusted EBITDA	£4.8	£8.1	£5.0	£(2.6)	£(6.9)	£8.5

Exchange rate - $ to £						1.40

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

(Unaudited)

Three Months Ended June 30, 2022

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)
Revenue:
Service	$19.6	$14.0	$5.8	$25.4	$—	$64.8
Product sales	5.9	—	—	0.6	—	6.5
Total revenue	25.5	14.0	5.8	26.0	—	71.3
Cost of sales, excluding depreciation and amortization:
Cost of service	(4.4)	(0.6)	(0.8)	(5.9)	—	(11.7)
Cost of product sales	(4.0)	—	—	(0.4)	—	(4.4)
Selling, general and administrative expenses	(7.7)	(1.4)	(1.9)	(12.0)	(6.3)	(29.3)
Stock-based compensation expense	(0.3)	(0.2)	(0.2)	(0.1)	(1.8)	(2.6)
Acquisition and integration related transaction expenses	—	—	—	—	(0.1)	(0.1)
Depreciation and amortization	(4.3)	(0.7)	(0.7)	(3.5)	(0.6)	(9.8)
Segment operating income (loss)	4.8	11.1	2.2	4.1	(8.8)	13.4

Net operating income						$13.4

Total capital expenditures for the three months ended June 30, 2022	$5.8	$1.3	$1.3	$2.0	$0.7	$11.1

Three Months Ended June 30, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)
Revenue:
Service	$12.8	$8.2	$5.8	$10.7	$—	$37.5
Product sales	3.4	—	—	0.6	—	4.0
Total revenue	16.2	8.2	5.8	11.3	—	41.5
Cost of sales, excluding depreciation and amortization:
Cost of service	(3.6)	(0.5)	(0.9)	(3.0)	—	(8.0)
Cost of product sales	(2.4)	—	—	(0.3)	—	(2.7)
Selling, general and administrative expenses	(6.7)	(2.7)	(1.3)	(8.2)	(6.2)	(25.1)
Stock-based compensation expense	(0.4)	(0.1)	(0.1)	(0.1)	(2.7)	(3.4)
Acquisition and integration related transaction expenses	—	—	—	—	(0.1)	(0.1)
Depreciation and amortization	(5.8)	(0.7)	(0.9)	(4.1)	(0.4)	(11.9)
Segment operating income (loss)	(2.7)	4.2	2.6	(4.4)	(9.4)	(9.7)

Net operating loss						$(9.7)

Total capital expenditures for the three months ended June 30, 2021	$3.0	$1.1	$0.9	$1.7	$0.6	$7.3

Scheduled Online Virtual Sports and Interactive Total Revenue

	Three Months Ended			Six Months Ended
	June 30		Change	June 30		Change
(in millions of GBP)	2022	2021	%	2022	2021	%
Online Revenue
Total Revenue £’m - Online Virtuals	£8.7	£4.3	99%	£15.0	£8.3	84%
Total Revenue £’m – Interactive	4.6	4.2	12%	8.6	7.9	8%
Total Revenue £’m – Online Virtuals and Interactive	£13.3	£8.5	57%	£23.5	£16.2	47%

in millions of USD	$16.7	$11.9	41%	$30.4	$22.6	35%

Exchange Rate - $ to £	1.25	1.40		1.29	1.39